EXHIBIT 1.1

INVESCO UNIT TRUSTS, SERIES 2322

TRUST AGREEMENT

Dated: October 24, 2023

This Trust Agreement among Invesco Capital Markets, Inc. as Depositor, The Bank of New York Mellon, as Trustee, and Invesco Investment Advisers LLC, as Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled “Standard Terms and Conditions of Trust For Invesco Unit Trusts, Effective for Unit Investment Trusts Established On and After December 6, 2012 (Including Invesco Unit Trusts, Series 1281 and Subsequent Series)” (the “Standard Terms and Conditions of Trust”) and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

WITNESSETH THAT:

In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee and Supervisor agree as follows:

PART I

STANDARD TERMS AND CONDITIONS OF TRUST

Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

PART II

SPECIAL TERMS AND CONDITIONS OF TRUST

The following special terms and conditions are hereby agreed to:

1.                  The Securities listed in the Schedules hereto have been deposited in trust under this Trust Agreement.

2.                  The fractional undivided interest in and ownership of each Trust represented by each Unit thereof referred to in Section 1.01(51) is initially a fractional amount, the numerator of which is one and the denominator of which is the amount set forth under “Units outstanding” for each Trust in the “Statements of Condition” in the Prospectus.

3.                  The terms “Capital Account Distribution Date” and “Income Account Distribution Date” shall mean the “Distribution Dates” set forth under “Essential Information” in the Prospectus of the applicable portfolio.

4.                  The terms “Capital Account Record Date” and “Income Account Record Date” shall mean the “Record Dates” set forth under “Essential Information” in the Prospectus of the applicable portfolio.

5.       The term “Deferred Sales Charge Payment Dates” shall mean the tenth day of each month in the deferred sales charge accrual period as set forth under the applicable “Fee Table” in the Prospectus of the applicable portfolio.

6.       Section 2.01(a) of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

The Depositor, on the date of the Trust Agreement, has deposited with the Trustee in trust the Securities listed in the schedule(s) to the Trust Agreement, or as set forth in the Prospectus relating to a particular Trust under "Portfolio" (the "Schedules"), in bearer form or duly endorsed in blank or accompanied by all necessary instruments of assignment and transfer in proper form or Contract Securities (or cash or a Letter of Credit in the amount necessary to settle any contracts for the purchase of Securities entered into by the Trustee pursuant to the instructions of the Depositor) relating to such Securities to be held, managed and applied by the Trustee as herein provided. The Depositor shall deliver the Securities listed on said Schedules which were not actually delivered concurrently with the execution and delivery of the Trust Agreement and which were represented by Contract Securities to the Trustee within ten calendar days after said execution and delivery (the "Delivery Period"). If a contract to buy such Securities between the Depositor and seller is terminated by the seller thereof for any reason beyond the control of the Depositor or if for any other reason the Securities are not delivered to the Trust by the end of the Delivery Period, the Trustee shall immediately draw on the Letter of Credit, if any, in its entirety, apply the moneys in accordance with Section 2.01(d), and the Depositor shall forthwith take the remedial action specified in Section 3.12. If the Depositor does not take the action specified in Section 3.12 within ten calendar days of the end of the Delivery Period, the Trustee shall forthwith take the action specified in Section 3.12.

7.       Section 2.03 of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

The Trustee hereby acknowledges receipt of the deposit of the Securities listed in the Schedules to the Trust Agreement as well as any Contract Securities (or cash or a Letter of Credit in the amount necessary to settle any contracts for the purchase of Securities entered into by the Trustee pursuant to the instructions of the Depositor) relating to such Securities, and referred to in Section 2.01 hereof and, simultaneously with the receipt of said deposit, pursuant to the Depositor's written direction, will register on the registration books of the Trust the ownership by the Depositor of such Units or, if requested by the Depositor, the ownership by DTC of all of such Units and will cause such Units to be credited at DTC to the account of the Depositor or, pursuant to the Depositor's direction and as hereafter provided, the account of the issuer of the letter of credit referred to in Section 2.01. Ownership of Units is evidenced in book-entry form only.

The number of Units may be increased through a split of the Units or decreased through a reverse split thereof, as directed by the Depositor, on any day on which the Depositor is the only Unitholder, which revised number of Units shall be recorded by the Trustee on its books.

8.       Section 3.05(b)(i) of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

On each Distribution Date, the Trustee shall distribute to each Unitholder of record at the close of business on the preceding Record Date an amount per Unit equal to such Unitholder's Income Distribution (as defined below) computed as of the close of business on the Record Date immediately preceding such Distribution Date. On each Distribution Date, the Trustee shall distribute to each Unitholder of record at the close of business on the preceding Record Date such Unitholder's pro rata share of the balance of the Capital Account (except for moneys on deposit therein required to purchase Contract Securities). The Trust may provide the following distribution elections: (1) distributions to be made to the address of the Unitholder as it appears on the registration books of the Trustee or (2) distributions to be made to the designated agent for any reinvestment program when, as and if available to the Unitholder through the Depositor. If no election is offered by the Depositor or if no election is specified by the Unitholder at the time of purchase of any Unit, distribution of principal and income and capital gains, if any, shall be distributed as provided in (1) above. Any election other than a deemed election as described in the preceding sentence shall be by written notice to, and in form satisfactory to, the Trustee. Once a distribution election has been chosen by the Unitholder, such election shall remain in effect until changed by the Unitholder. Such change of election may be made by notification thereof to the Trustee at any time in form satisfactory to the Trustee. A transferee of any Unit may make his distribution election in the manner as set forth above. The Trustee shall be entitled to receive in writing a notification from the Unitholder as to his or her change of address.

9.       The Depositor’s annual compensation rate described in Section 3.13 and the Supervisor’s annual compensation rate described in Section 4.01 collectively shall be that amount set forth under “Supervisory, bookkeeping and administrative fees” in the “Fee Table” in the Prospectus of the applicable portfolio.

10.       The first sentence of Section 3.06(b) of the Standard Terms and Conditions of Trust is deleted and replaced by the following:

Within a reasonable period of time after the last Business Day of each calendar year, the Trustee shall prepare a statement setting forth, with respect to such calendar year and with respect to each Trust in existence during any part of such calendar year, the information specified below. Beginning with the calendar year-end 2022, the statements will be made available at www.invesco.com/us/financial-products/unit-trusts; in addition, the Trustee will mail a copy of the statement to any Unitholder requesting the same in the manner specified in the Trust Prospectus.

11.       The Trustee’s annual compensation rate described in Section 7.04 shall be that amount set forth under “Trustee’s fee and operating expenses” in the “Fee Table” in the Prospectus of the applicable portfolio. As part of the amount set forth under “Trustee’s fee and operating expenses” in the “Fee Table” in the Prospectus of the applicable portfolio, the Trustee’s fee shall be an annual fee in the amount of $0.01050 per Unit.

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IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed, all as of the day, month and year first above written.

INVESCO CAPITAL MARKETS, INC.

By:	/s/ TARA BAKER Vice President, Business Operations and Quality Assurance

INVESCO INVESTMENT ADVISERS LLC

By:	/s/ TARA BAKER Vice President

THE BANK OF NEW YORK MELLON

By:	/s/ ANDREW WYNN Vice President

SCHEDULE A TO TRUST AGREEMENT

SECURITIES INITIALLY DEPOSITED
IN
INVESCO UNIT TRUSTS, SERIES 2322

[Incorporated herein by this reference and made a part hereof is each
“Portfolio” schedule as set forth in the Prospectus of the applicable underlying portfolios.]